Exhibit 99.1

For:	Immediate Release	Contact:	Larry Lentych
	July 26, 2012		Andrea Short
574 235 2000

1ST SOURCE CORPORATION REPORTS 2ND QUARTER EARNINGS,
DIVIDEND INCREASED

South Bend, IN -- 1st Source Corporation (Nasdaq:SRCE), parent company of 1st Source Bank, today reported net income of $12.57 million for the second quarter of 2012 and $24.28 million for the first six months of 2012. This compares to $14.87 million reported in the second quarter of 2011 and $25.47 million for the first six months of 2011. Last year’s second quarter benefited from higher investment security gains and lower loan and lease loss provisions. Diluted net income per common share for the second quarter amounted to $0.51 compared with $0.61 for the second quarter of 2011. Diluted net income per common share for the first half of 2012 was $0.99, compared to the $1.04 earned a year earlier.
At its July meeting, the Board of Directors approved a cash dividend of $0.17 per common share, an increase of 6.25% over the second quarter a year ago. The dividend is payable to shareholders of record on August 6, 2012 and will be paid on August 15, 2012.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented, “This was a good quarter for 1st Source. Loans were up a strong 4.89% from a year ago; we grew our deposits and total assets; our net interest margin is holding steady; our total nonperforming assets have declined 27.1% from a year ago; and credit quality continues to improve. In comparing the quarters, last year benefited from one-time gains of $2.22 million from the sale of investment securities and the sale of a former corporate aircraft, as well as a $1.99 million lower provision to our loan and lease loss reserve. The present quarter is more normalized with an increase to the reserve driven by loan growth. Overall, our net income for the second quarter is up about 7% from the first quarter of this year.”
Mr. Murphy continued, “We continue to be cautious about the economy. It seems as soon as one sector improves, another faces challenges. Locally, the RV industry is improving, while agriculture is hit with a drought. Our national and international businesses are doing well – financing and leasing for aircraft, car rentals, medium and heavy duty trucks, and construction equipment are all performing as expected or better.”
“With the uncertainties in Washington, a stalled Congress, and a presidential election coming up, we look for little steam in the economy. During these unsettled times, we will continue to offer sound advice and counsel to our clients, provide excellent customer service, and keep our client’s bests interests in mind,” Mr. Murphy concluded.

As of June 30, 2012, the 1st Source common equity-to-assets ratio was 12.09% compared to 11.61% a year ago and its tangible common equity to tangible assets ratio is 10.32% compared to 9.78% a year earlier. Total assets at June 30, 2012 are $4.49 billion, up 3.02% from a year earlier. Total loans and leases were $3.27 billion, up 4.89% from June 30, 2011. Total deposits were $3.59 billion, up 1.78% from the comparable figures at June 30, 2011.
The 1st Source reserve for loan and lease losses as of June 30, 2012 was 2.55% of total loans and leases compared to 2.73% at June 30, 2011. Net charge-offs were $1.15 million in the second quarter 2012, compared with net charge-offs of $1.22 million in the same quarter a year ago. Year-to-date, net charge-offs of $2.65 million have been recorded in 2012, compared to net charge-offs of $4.13 million for the first half of 2011. The ratio of nonperforming assets to net loans and leases was 1.67% as of June 30, 2012, down from 2.39% on June 30, 2011.
The net interest margin was 3.70% for the second quarter of 2012 versus 3.72% for the same period in 2011. The net interest margin was 3.74% for the six months ending June 30, 2012, versus 3.72% for the same period in 2011. Tax-equivalent net interest income was $38.50 million for the second quarter of 2012, compared to $38.23 million for 2011’s second quarter. For the first six months of 2012, tax-equivalent net interest income was $76.42 million, compared to $75.80 million for the first six months of 2011.
Noninterest income for the second quarter of 2012 was $19.79 million, down 7.63% from the same period in 2011. For the first six months, noninterest income was $40.31 million, flat compared to 2011. Noninterest income decreased in the second quarter primarily as a result of lower equipment rental income and gains on sale of investment securities offset by increased mortgage banking income.
Noninterest expense was $36.58 million for the second quarter of 2012, up 1.77% from the second quarter of 2011. For the first six months, noninterest expense was $74.63 million, up slightly compared with $74.42 million for the same period in 2011. The leading factors in the increase were higher salary and employee benefit expenses and increased professional fees. These increases were offset by reductions to provisions for unfunded loan commitments, FDIC and other insurance expense and lower depreciation on leased equipment.
1st Source serves the northern half of Indiana and southwest Michigan with its community banking, insurance and wealth management services, and nationally and internationally with specialty financing and leasing services.  1st Source distinguishes itself with highly personalized service and a comprehensive range of consumer and commercial banking services delivered through its community bank offices. 1st Source Bank provides services for businesses nationally by offering specialized financing of  automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment, and nationally and internationally, for new and used private and cargo aircraft. The Corporation includes 75 community banking centers, 9 trust and wealth management locations, and 8 1st Source Insurance offices located within 17 counties of northern Indiana and southwestern Michigan and 22 specialty finance locations nationwide. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in assuring a strong social safety net and continued economic development in the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures. 1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the Nasdaq Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

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1st SOURCE CORPORATION
2nd QUARTER 2012 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except for per share data)
	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
END OF PERIOD BALANCES
Assets			$4,486,584	$4,354,951
Loans and leases			3,270,592	3,118,157
Deposits			3,586,017	3,523,316
Reserve for loan and lease losses			83,299	85,010
Intangible assets			88,135	88,325
Common shareholders' equity			542,264	505,594

AVERAGE BALANCES
Assets	$4,481,703	$4,427,034	$4,421,182	$4,423,618
Earning assets	4,180,012	4,116,791	4,114,421	4,112,789
Investments	884,062	911,678	886,895	933,999
Loans and leases	3,209,539	3,100,598	3,149,704	3,077,434
Deposits	3,588,201	3,597,533	3,538,547	3,598,767
Interest bearing liabilities	3,271,250	3,338,983	3,224,412	3,343,777
Common shareholders' equity	540,330	498,863	536,529	495,785

INCOME STATEMENT DATA
Net interest income	$37,975	$37,584	$75,360	$74,444
Net interest income - FTE	38,497	38,232	76,420	75,798
Provision for loan and lease losses	2,055	67	4,309	2,265
Noninterest income	19,790	21,424	40,313	40,377
Noninterest expense	36,578	35,943	74,626	74,419
Net income	12,567	14,865	24,282	25,473

PER SHARE DATA
Basic net income per common share	$0.51	$0.61	$0.99	$1.04
Diluted net income per common share	0.51	0.61	0.99	1.04
Common cash dividends declared	0.16	0.16	0.32	0.32
Book value per common share	22.34	20.88	22.34	20.88
Tangible book value per common share	18.71	17.23	18.71	17.23
Market value - High	24.86	21.33	26.79	21.33
Market value - Low	20.51	19.10	20.51	17.86
Basic weighted average common shares outstanding	24,263,881	24,254,334	24,261,649	24,262,803
Diluted weighted average common shares outstanding	24,273,898	24,263,596	24,272,423	24,271,527

KEY RATIOS
Return on average assets	1.13%	1.35%	1.10%	1.16%
Return on average common shareholders' equity	9.35	11.95	9.10	10.36
Average common shareholders' equity to average assets	12.06	11.27	12.14	11.21
End of period tangible common equity to tangible assets	10.32	9.78	10.32	9.78
Risk-based capital - Tier 1	14.92	14.52	14.92	14.52
Risk-based capital - Total	16.23	15.82	16.23	15.82
Net interest margin	3.70	3.72	3.74	3.72
Efficiency: expense to revenue	61.31	59.10	62.65	62.70
Net charge-offs to average loans and leases	0.14	0.16	0.17	0.27
Loan and lease loss reserve to loans and leases	2.55	2.73	2.55	2.73
Nonperforming assets to loans and leases	1.67	2.39	1.67	2.39

ASSET QUALITY
Loans and leases past due 90 days or more			$439	$337
Nonaccrual loans and leases			45,777	64,920
Other real estate			7,257	7,878
Former bank premises held for sale			1,134	1,580
Repossessions			1,177	1,302
Equipment owned under operating leases			9	474
Total nonperforming assets			55,793	76,491

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	June 30, 2012	June 30, 2011
ASSETS
Cash and due from banks	$88,729	$59,249
Federal funds sold and
interest bearing deposits with other banks	1,351	100
Investment securities available-for-sale
(amortized cost of $821,323 and $878,401 at
June 30, 2012 and 2011, respectively)	852,704	902,742
Other investments	19,934	18,974
Trading account securities	138	143
Mortgages held for sale	17,837	7,805

Loans and leases, net of unearned discount:
Commercial and agricultural loans	555,986	551,820
Auto, light truck and environmental equipment	508,493	473,925
Medium and heavy duty truck	172,305	155,423
Aircraft financing	662,184	607,567
Construction equipment financing	280,715	274,968
Commercial real estate	543,692	568,226
Residential real estate	441,587	390,389
Consumer loans	105,630	95,839
Total loans and leases	3,270,592	3,118,157
Reserve for loan and lease losses	(83,299)	(85,010)
Net loans and leases	3,187,293	3,033,147

Equipment owned under operating leases, net	58,264	77,102
Net premises and equipment	40,820	36,885
Goodwill and intangible assets	88,135	88,325
Accrued income and other assets	131,379	130,479

Total assets	$4,486,584	$4,354,951

LIABILITIES
Deposits:
Noninterest bearing	$608,357	$516,189
Interest bearing	2,977,660	3,007,127
Total deposits	3,586,017	3,523,316

Short-term borrowings:
Federal funds purchased and securities
sold under agreements to repurchase	117,461	108,799
Other short-term borrowings	16,467	21,324
Total short-term borrowings	133,928	130,123
Long-term debt and mandatorily redeemable securities	65,506	36,785
Subordinated notes	89,692	89,692
Accrued expenses and other liabilities	69,177	69,441
Total liabilities	3,944,320	3,849,357

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	346,535	346,535
Retained earnings	206,789	175,374
Cost of common stock in treasury	(30,447)	(31,437)
Accumulated other comprehensive income	19,387	15,122
Total shareholders' equity	542,264	505,594

Total liabilities and shareholders' equity	$4,486,584	$4,354,951

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest income:
Loans and leases	$40,318	$41,710	$80,214	$83,009
Investment securities, taxable	4,334	4,912	8,661	9,394
Investment securities, tax-exempt	848	1,004	1,700	2,190
Other	231	247	457	490
Total interest income	45,731	47,873	91,032	95,083

Interest expense:
Deposits	5,704	8,162	11,449	16,517
Short-term borrowings	47	74	100	163
Subordinated notes	1,648	1,648	3,295	3,295
Long-term debt and mandatorily redeemable securities	357	405	828	664
Total interest expense	7,756	10,289	15,672	20,639

Net interest income	37,975	37,584	75,360	74,444
Provision for loan and lease losses	2,055	67	4,309	2,265
Net interest income after provision for loan and lease losses	35,920	37,517	71,051	72,179

Noninterest income:
Trust fees	4,379	4,411	8,352	8,403
Service charges on deposit accounts	4,815	4,638	9,320	8,874
Mortgage banking income	1,502	835	3,444	1,279
Insurance commissions	1,211	1,062	2,568	2,204
Equipment rental income	4,666	6,009	10,016	12,047
Other income	3,209	3,327	6,210	6,298
Investment securities and other investment gains	8	1,142	403	1,272
Total noninterest income	19,790	21,424	40,313	40,377

Noninterest expense:
Salaries and employee benefits	20,370	19,135	40,686	37,773
Net occupancy expense	1,848	2,051	4,008	4,371
Furniture and equipment expense	3,831	3,561	7,338	6,910
Depreciation - leased equipment	3,803	4,795	8,114	9,600
Professional fees	1,449	1,080	2,847	2,176
Supplies and communication	1,385	1,316	2,778	2,710
FDIC and other insurance	854	958	1,803	2,634
Business development and marketing expense	1,050	864	1,917	1,486
Loan and lease collection and repossession expense	979	1,500	2,480	2,824
Other expense	1,009	683	2,655	3,935
Total noninterest expense	36,578	35,943	74,626	74,419

Income before income taxes	19,132	22,998	36,738	38,137
Income tax expense	6,565	8,133	12,456	12,664

Net income	$12,567	$14,865	$24,282	$25,473

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com